EXHIBIT 2


November ___, 2003

TPG ZHONE, L.L.C.


         Re:  Letter Agreement re. Nomination of Certain Directors

Ladies and Gentlemen:

         Zhone Technologies, Inc. ("Zhone") has entered into an Agreement and Plan of Merger, dated as of July 27, 2003 (the "Merger Agreement"), by and among Zhone, Tellium, Inc. (the "Company") and Zebra Acquisition Corp. ("Merger Sub"), providing for, among other things, the merger of Merger Sub with and into Zhone (the "Merger"), with Zhone surviving as a wholly-owned subsidiary of Tellium. Immediately following the Merger, the name of the Company will be changed to "Zhone Technologies, Inc."

         The Company and TPG ZHONE, L.L.C. ("TPG") desire to enter into this letter agreement to provide for the nomination of certain persons as directors of the Company immediately upon the closing of the Merger.

         1. Nomination of Certain Directors. At any annual or special meeting called, or in any other action taken (including in connection with the changes in the size and composition of the Board of Directors as contemplated by the Merger Agreement) for the purpose of electing directors to the Company's Board of Directors, the Company agrees to nominate as directors of the Company two nominees designated by TPG who shall initially be James Coulter and James Timmins and who shall be placed in separate classes if the Company has a classified Board of Directors.

         2. Maximum Nominees. At each annual or special meeting called for the purpose of electing directors to the Company's Board of Directors, the Company shall not nominate more persons than there are vacancies, unless and to the extent required by law.

         3. Board Size. The Company shall not increase the number of directors on the Board beyond nine without the prior written consent of TPG.

         4. Vacancies. In the event of any vacancy of the directorships designated by TPG, the Company agrees to nominate such persons as shall be designated by TPG to fill said vacancies.

         5. Nominating Committee. The Company agrees to direct its Board of Directors to appoint at least one representative of TPG to the Company's Nominating and Corporate Governance Committee, provided that such representative meets the independence and other requirements under applicable law, rules or regulations

         6. Termination. The provisions of this letter agreement shall terminate upon the earliest to occur of any one of the following:

                 (a) The liquidation or dissolution of the Company;

                 (b) The execution by the Company of a general assignment for the benefit of creditors, the appointment of a receiver or trustee to take possession of the property and assets of the Company or the filing by the Company for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code;

                 (c) The occurrence of any of the following events (other than the Merger), provided that the "beneficial owners" (as such term is defined in the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder) of the stock of the Company immediately prior thereto shall immediately thereafter own less than fifty percent (50%) of the voting power of the surviving natural person, partnership (whether limited or general), limited liability company, trust, estate, association, corporation, custodian, nominee or any other individual or entity in its own or any representative entity ("Person") or an entity that holds eighty percent (80%) or more of the beneficial equity interest in such surviving Person: (i) the merger or consolidation of the Company with or into another Person, (ii) the issuance by the Company of voting securities to another Person, (iii) the sale, transfer or other disposition (but not including a transfer or disposition by pledge or mortgage to a bona fide lender) of all or substantially all of the assets of the Company or (iv) other transaction;

                 (d) At such time that TPG holds less than fifty percent (50%) of the shares of capital stock issued or issuable to it in connection with the Merger (the "Merger Shares") (provided that, for these purposes, any securities transferred by TPG to, and held by, an affiliated partnership or other affiliated entity or an affiliate or associate of TPG or other entity shall be deemed to be held by TPG), then TPG shall lose the right to designate one nominee; and

                 (e) At such time that TPG holds less than twenty five percent (25%) of the Merger Shares (provided that, for these purposes, any shares transferred by TPG to, and held by, an affiliated partnership or other affiliated entity or an affiliate or associate of TPG or other entity shall be deemed to be held by TPG), then (i) TPG shall lose the right to designate any remaining nominees and (ii) the Company's obligations set forth in this letter agreement shall terminate.

         6.       General.

             6.1 Waivers and Amendments. No provision of this letter agreement shall be waived, modified or amended without the prior written consent of the Company and TPG.

             6.2 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

             6.3 Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof, and this Agreement shall supersede and cancel all prior agreements between the parties hereto with regard to the subject matter hereof.

         If this letter agreement accurately describes our agreement, please indicate your acceptance and acknowledgement in the space provided below. Thank you for your continued support and cooperation.

                                                   Sincerely,

                                                   ZHONE TECHNOLOGIES, INC.
                                                   (FORMERLY TELLIUM, INC.
                                                   IMMEDIATELY PRIOR TO THE
                                                   CLOSING OF THE MERGER
                                                   REFERENCED HEREIN)



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ACKNOWLEDGED AND AGREED

TPG ZHONE, L.L.C.

By:
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